                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                             WEYERHAEUSER COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:  3-7-01

                                   Notice of
                              2001 Annual Meeting
                                of Shareholders
                              and Proxy Statement


                              [LOGO OF WEYERHAEUSER]

                             [LOGO OF WEYERHAEUSER]


     Dear Shareholder:

       You are cordially invited to attend your company's annual meeting of shareholders at 9:00 a.m., Tuesday, April 17, 2001, at the Corporate Headquarters Building, Federal Way, Washington. A map showing the access route to the Building from Interstate Highway No. 5 is on the back cover.

       A notice of the annual meeting and the proxy statement follow. You will also find enclosed a proxy card and an envelope in which to return it. If you cannot attend or if you plan to be present but want the proxy holders, Steven R. Rogel, Chairman of the Board, President and Chief Executive Officer, William D. Ruckelshaus, Director, and Martha
     R. Ingram, Director, to vote your shares, please sign, date and return the proxy card at your earliest convenience.

     Sincerely,

     /s/ Steven R. Rogel

     Steven R. Rogel
     Chairman, President and Chief Executive Officer

     ------------------------------------------------------------------------
                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     ------------------------------------------------------------------------

       The annual meeting of the shareholders of Weyerhaeuser Company will be held at the Corporate Headquarters Building, Federal Way, Washington on Tuesday, April 17, 2001, at 9 a.m. for the following purposes:

          1. To elect four directors for terms expiring in 2004, described on page 2. This is item 1 on the proxy card.

          2. To consider and act upon the following shareholder proposals if properly presented:

             . proposal relating to disclosure of environmental liabilities described on page 18. This is item 2 on the proxy card.

             . proposal relating to the phase-out of chlorine-based chemicals described on page 20. This is item 3 on the proxy card.

             . proposal relating to a classified board and environmental stewardship described on page 22. This is item 4 on the proxy card.

          3. To transact such other business as may properly come before the meeting.

       All shareholders are cordially invited to attend the meeting, although only those who held common shares of the Company or exchangeable shares issued by Weyerhaeuser Company Limited and are shareholders of record at the close of business on February 23, 2001 will be entitled to vote at the meeting. Those who are hearing impaired or require other assistance should write the Corporate Secretary regarding your requirements to participate in the meeting.

     CLAIRE S. GRACE
     Corporate Secretary

     Federal Way, Washington
     March 8, 2001

                                PROXY STATEMENT
                              WEYERHAEUSER COMPANY
                                 P.O. Box 9777
                       Federal Way, Washington 98063-9777
                                 (253) 924-2345
                    (First Mailed on or about March 8, 2001)

       Weyerhaeuser Company (the "Company") will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Tuesday, April 17, 2001 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

       The only securities eligible to vote at the annual meeting are the Company's common shares and a special share of voting stock issued in connection with the Company's 1999 acquisition of MacMillan Bloedel Limited.

       A trustee, CIBC Mellon Trust Company, holds the special share of voting stock under a trust agreement. Under that trust agreement, each holder of exchangeable shares issued by Weyerhaeuser Company Limited, a Canadian subsidiary of the Company, is entitled to instruct the trustee how to vote at the Company's shareholder meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from holders of exchangeable shares, such holder's votes will not be cast at the shareholders meeting unless the shareholder attends the meeting in person and votes the shares at the meeting as proxy for the trustee.

       The holders of the Company's common shares and the trustee acting for the exchangeable shareholders will vote together as a single class on all matters. Proxy cards are enclosed for shareholders who hold common shares and voting instruction cards are enclosed for shareholders who hold exchangeable shares.

       Only shareholders of record at the close of business on February 23, 2001, will be eligible to vote at the annual meeting. On that date, 214,581,063 common shares and 4,787,196 exchangeable shares entitled to give voting instructions were outstanding. Each common share and each exchangeable share not held by the Company or its affiliates entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the Board of Directors of the Company. A proxy may be revoked by notice in writing to the Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

       Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the meeting: (i) the four nominees for election as directors who receive the greatest number of votes will be elected directors and (ii) the shareholder proposals set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it.

       In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. In the vote on the shareholder proposals, if a shareholder or broker abstains from voting or fails to vote it will have no effect on the approval of the shareholder proposal because abstentions and broker non-votes do not represent votes cast by shareholders.

       The Company's annual report to shareholders for 2000 is being mailed with this proxy statement to shareholders entitled to vote at the 2001 annual meeting.

Election of Directors

       The Articles of Incorporation provide that the directors of the Company are classified into three classes, each class to be as nearly equal in number as possible. The classes relate to the director's term of office. At each annual meeting of shareholders the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 12. The four persons identified below are nominated to be elected at the 2001 annual meeting for three-year terms expiring at the 2004 annual meeting. All of the nominees currently are directors of the Company elected by the shareholders.

       Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

Nominees for Election--Terms to Expire in 2004

     Steven R. Rogel, 58, a director of the company since 1997, has been chairman of the board since 1999. He has been the company's president and chief executive officer since 1997. Prior to joining the company, he served as the president and chief executive officer of Willamette Industries, Inc. from 1995 to 1997 and as its president and chief operating officer from 1991 to 1995. He is also a director of the Kroger Company, Union Pacific Corporation and the Twin Harbors Council Boy Scouts of America. He is also on the boards of the American Forest & Paper Association and the National Council of the Paper Industry for Air and Stream Improvement, Inc. In addition, he is a trustee of Pacific University.

     William D. Ruckelshaus, 68, a director of the company since 1989, is a principal in Madrona Investment Group, L.L.C. (an investment company and a strategic partner in the Madrona Venture Fund, formed in 1999). He was chairman of Browning-Ferris Industries from 1995 to 1999 and its chairman and chief executive officer from 1988 to 1995. He was administrator, Environmental Protection Agency, from 1983 to 1985 and a senior vice president of the company from 1976 to 1983. He is also a director of Cummins Engine Company, Inc.; Coinstar, Inc.; Pharmaca, Inc.; Nordstrom, Inc.; and Solutia, Inc.

     Richard H. Sinkfield, 58, a director of the company since 1993, is a senior partner in the law firm of Rogers and Hardin and has been a partner in the firm since 1976. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He is also a director of Central Parking Corporation, the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta

     College of Art. He is a trustee of Vanderbilt University, a member of the executive board of the Atlanta Area Council of the Boy Scouts of America and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998.

     James N. Sullivan, 63, a director of the company since 1998, is the retired vice chairman of the board of Chevron Corporation (international oil company) where he was a director from 1988 to 2000. He joined Chevron in 1961 as a process engineer, was elected a vice president in 1983 and served as its vice chairman from 1989 to 2000. He is a trustee of the San Francisco Asian Art Museum Foundation and a director of the United Way of the Bay Area.

Continuing Directors--Terms Expire in 2002

     Martha R. Ingram, 65, a director of the company since 1995, has been chairman of Ingram Industries, Inc. (book distribution, inland barging and insurance), since 1995 and a member of its board since 1981. She was its director of public affairs from 1979 to 1995. She is also a director of Ingram Micro, Inc.; Baxter International, Inc.; and AmSouth Bancorporation. In addition, she serves on the board of Vassar College, and is chairman of the Board of Trust of Vanderbilt University. She also serves on the boards of the Nashville Symphony Association, the Nashville Opera, the Nashville Ballet and the Tennessee Repertory Theatre and is currently chairman of the board of the Tennessee Performing Arts Center. Mrs. Ingram was also chairman of the 1996 Tennessee Bicentennial Commission.

     John I. Kieckhefer, 56, a director of the company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust.

     Arnold G. Langbo, 63, a director of the company since 1999, was chairman of Kellogg Company (cereal products) from 1992 until his retirement in 2000. He joined Kellogg Canada Inc. in 1956 and was elected president, chief operating officer and a director of Kellogg Company in 1990. He served as chief executive officer of Kellogg Company from 1992 to 1999. He is also a director of Johnson & Johnson and Whirlpool Corporation and serves on the board of the International Youth Foundation.

     Ambassador Clayton Yeutter, 70, a director of the company since 1999, is Of Counsel to the law firm of Hogan & Hartson. From 1985 to 1988 he served as U.S. Trade Representative. He has also served as Secretary of Agriculture and National Chairman of the Republican Party. He is also a director of Caterpillar, Inc.; ConAgra, Inc.; FMC Corporation; Oppenheimer Funds; Texas Instruments; and Zurich Financial Services.

Continuing Directors--Terms Expire in 2003

     John Driscoll, 71, a director of the company since 1979, was chairman of Rock Island Company (private investment company) until his retirement in 1994. Prior to becoming chairman, he was its president. He is also a director of John Nuveen & Company; Lifetime Fitness, Inc.; Green 2 Go Com, Inc.; and The St. Paul Companies, Inc.

     Richard F. Haskayne, 66, a director of the company since 2000, is chairman of TransCanada PipeLines Limited (gas transmission, marketing and processing) and was chairman of NOVA

     Corporation from 1991 to 1998 until the company merged with TransCanada Pipelines. He was chairman of the board of MacMillan Bloedel Limited from 1996 to 1999 and is also a director of Alberta Energy Company Ltd. and Fording Inc. He was chairman, president and CEO of Interhome Energy Inc., the parent company of Interprovincial Pipe Line and Home Oil from 1986 to 1991. In 1997, he was appointed an officer of the Order of Canada. In addition, he was chair of the board of governors of the University of Calgary from 1990 to 1996.

     Robert J. Herbold, 58, a director of the company since 1999, is executive vice president and chief operating officer of Microsoft Corporation (software). He joined Microsoft in 1994 and was formerly senior vice president, advertising and information services, at The Proctor & Gamble Company. He is a director of the Internet Policy Institute; Agilent Technologies; Terabeam Networks; and the Information Technology Association of America. In addition, he is a member of the Washington Roundtable, the James Madison Council of the Library of Congress, the Executive Council of Technet and the board of trustees of Case Western Reserve University.

     Rt. Hon. Donald F. Mazankowski, 65, a director of the company since 1997, is a business consultant. He was a Member of Parliament, Government of Canada, from 1968 to 1993, served as Deputy Prime Minister from 1986 to 1993 and as Minister of Finance from 1991 to 1993. He is also a director of the Power Group of Companies; Shaw Communications, Inc.; IMC Global Inc.; Gulf Canada Resources Ltd.; Gulf Indonesia Resources Ltd.; Great West Life Assurance, Investors Group; and Atco Ltd. He is a past member of the board of governors of the University of Alberta and is chairman of the Institute of Health Economic and of the Canadian Genetic Diseases Network.

Committees of the Board of Directors

       The Company's Board of Directors has a number of committees that perform certain functions for the Board. The current committees of the Board of Directors include the Executive Committee, Audit Committee, Compensation Committee, Nominating and Management Organization Committee, and International Committee.

       The Executive Committee has the powers and authority of the Board of Directors in the interval between Board of Directors meetings, except to the extent limited by law. Mrs. Ingram and Messrs. Rogel and Ruckelshaus are members of the Executive Committee of which Mr. Ruckelshaus is chairman. The Executive Committee met on five occasions and acted by consent in lieu of meeting on two occasions in 2000.

       The Audit Committee, through regular or special meetings with management, the director of internal audit and the Company's Independent Auditor, provides oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Board or the Committee chairperson deems appropriate. The Audit Committee charter, which is included as Appendix A, describes in greater detail the roles and responsibilities of the Audit Committee. Mrs. Ingram and Messrs. Herbold, Mazankowski and Ruckelshaus are members of the Audit Committee of which Mr. Ruckelshaus is chairman. The Audit Committee met on three occasions in 2000.

       The Compensation Committee has responsibility for reviewing the compensation of the Company's directors and chief executive officer; reviewing and approving salaries and incentive compensation of Company officers and certain other position levels; and administering the Company's stock option and incentive compensation plans. Messrs. Driscoll, Kieckhefer, Langbo and Sullivan are members of the Compensation Committee of which Mr. Sullivan is chairman. The Compensation Committee met on five occasions in 2000.

       The Nominating and Management Organization Committee has responsibility for reviewing, advising and recommending candidates for election to the Board of Directors and for senior management succession planning. The Committee will consider nominees for the Board of Director's recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Corporate Secretary of the Company specifying the name of the nominee and the nominee's qualifications for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating and Management Organization Committee. Messrs. Driscoll, Ruckelshaus, Sinkfield and Yeutter are members of the Nominating and Management Organization Committee of which Mr. Driscoll is chairman. The Nominating and Management Organization Committee did not hold any meetings in 2000.

       The International Committee of the Board has the responsibility to provide oversight on international issues that have a significant effect on the Company and to act as a sounding board for the Board of Directors, the Chief Executive Officer and his management team concerning economic, political and social trends, and relations with key stakeholders, in countries where the Company has international operations; to advise on policy issues, investment and other commercial opportunities outside the United States; and to advise on capital expenditures and other business and financial management decisions with respect to the Company's international operations. Messrs. Haskayne, Kieckhefer, Langbo, Mazankowski and Yeutter are members of the International Committee of which Mr. Mazankowski is chairman. The International Committee met on two occasions in 2000.

       The Board of Directors of the Company met on nine occasions in 2000. Each of the directors attended at least 75% of the total meetings of the Board and the committees on which he or she served in 2000.

Directors' Compensation

       Each non-employee director receives for service as a director an annual fee of $55,000, fees of $1,500 for attending Board of Directors meetings and $1,000 for attending board committee meetings. Committee chairmen receive an additional annual fee of $5,000. In 2000, Mr. Mazankowski received fees of Cdn. $3,914 as a non-employee director of Weyerhaeuser Canada Ltd., a wholly owned subsidiary of the Company which was subsequently amalgamated with Weyerhaeuser Company Limited. Directors are also reimbursed for travel expenses in connection with meetings.

       The Board of Directors has designated that $30,000 of the $55,000 annual fee paid to non-employee directors will be automatically placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company's common shares and is payable to a director in cash at a time selected in advance by the director, which must be on or after the director's termination of service as a director. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents that are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that non-employee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.

Beneficial Ownership of Common Shares

  Directors and Executive Officers

       The following table shows as of January 17, 2001 the numbers of common and exchangeable shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. On all matters submitted for shareholder vote, the common shares vote together with the special voting stock held by the trustee. Under the trust agreement, the trustee is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not owned by the Company or its affiliates and as to which the trustee has timely received voting instructions from the exchangeable shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of common shares and non-affiliated exchangeable shares outstanding as of December 31, 2000.

                                      Voting and/or
                                   Dispositive Powers
                                  (number of common and   Percent of Class
         Name of Individual or    exchangeable shares)      (common and       Common Share
         Identity of Group              (1)(2)(3)       exchangeable shares) Equivalents(4)
             ------------------------------------------------------------------------------
         William R. Corbin.......         148,537                 *              14,141
         W. John Driscoll........       3,899,564               1.7               2,107
         Richard C. Gozon........         174,893                 *              14,894
         Richard F. Haskayne.....           7,629                 *               1,082
         Richard E. Hanson.......          47,895                 *              10,690
         Robert J. Herbold.......             200                 *               1,272
         Martha R. Ingram........         262,569                 *               1,460
         John I. Kieckhefer......       4,491,798               2.0              11,034
         Arnold G. Langbo........             200                 *               1,701
         Donald F. Mazankowski...             800                 *               3,329
         Steven R. Rogel.........         283,562                 *              56,977
         William D. Ruckelshaus..           1,600                 *               5,633
         Richard H. Sinkfield....             500                 *               3,222
         William C. Stivers......          92,200                 *              11,977
         James N. Sullivan.......           1,000                 *               2,864
         Clayton K. Yeutter......             500                 *               1,635
         Directors and executive
          officers as a group
          (21 individuals).......       9,841,250               4.5             171,873
             ------------------------------------------------------------------------------

              *   Denotes amount is less than 1%

             (1) Includes the number of shares that could be acquired within 60 days after January 17, 2001 pursuant to outstanding stock options, as follows: Mr. Corbin 144,446 common shares; Mr. Gozon, 144,446 common shares; Mr. Haskayne 4,629 common shares; Mr. Hanson, 43,109 common shares; Mr. Rogel, 282,500 common shares, Mr. Stivers, 76,800 common shares, and of the group 964,511 common shares.

             (2) Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Driscoll, 2,777,568 shares; Mrs. Ingram, 1,688 shares; Mr. Kieckhefer, 4,490,540 shares and of the group 109,887 shares.

             (3) Beneficial ownership of some of the common shares is disclaimed by certain of the individuals listed as follows:
                  Mr. Driscoll, 3,825,777 shares; Mrs. Ingram, 1,688 shares; Mr. Kieckhefer, 4,127,930 shares and of the group
                  102,999 shares.

             (4) Common share equivalents held as of December 29, 2000 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

  Owners Of More Than 5%

       The following table sets forth the number of common shares held by the only person known to the Company to beneficially own more than five percent of common shares.

         Name and Address of              Amount and Nature    Percent of Class
         Beneficial Owner              of Beneficial Ownership (common shares)
         ----------------------------------------------------------------------
         Capital Research and Manage-
          ment Company................       23,095,900(1)           10.9
         333 South Hope Street
         Los Angeles, CA 90071


         The Vanguard Group...........       11,779,506(2)            5.4
         PO Box 2600
         Valley Forge PA 19482-2600
         ----------------------------------------------------------------------

         (1) Based on a Schedule 13G dated February 9, 2001 in which Capital Research and Management Company reported that, as of December 29, 2000, it had voting power over none of such shares and sole dispositive power over all 23,095,900 of such shares. Capital Research and Management Company disclaims beneficial ownership of all such shares.

         (2) As of January 17, 2001 The Vanguard Group as trustee held such shares in a trust fund for employee savings (401(k)) and profit sharing plans.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Based solely on the Company's review of the copies of such reports it has received, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2000.

Compensation Committee Report On Executive Management Compensation

       Compensation Committee Report On Executive Management Compensation

       The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company. The Committee is responsible for establishing and overseeing the Company's executive compensation programs.

  Compensation Philosophy

       The Committee bases compensation for executive officers on the same guiding principles used for all Weyerhaeuser employees:

          . Pay that allows the Company to (1) attract and retain people with the skills critical to long-term success of the Company, and (2) maintain compensation costs that are competitive.

          . Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value.

  Executive Officer Compensation Practices

       Compensation for executive officers includes three components: Base salary, annual incentive and long-term incentive. Base salaries, for the executives as a group, are set at competitive levels. The cash-based annual incentive and the long-term incentive (stock options) are based on Company performance.

       The Committee primarily uses an industry group for compensation comparison purposes. The comparison group consists of companies with similar characteristics that compete with Weyerhaeuser for executive talent. All companies in the S&P Paper and Forest Products Group used for the performance graph on page 13 are in this comparison group along with other forest product companies. In addition, the Committee reviews general industry compensation data from other surveys to ensure that the Company's compensation levels are sufficient to attract and retain executives.

  Annual Cash Compensation

       Base Salary. The Company assigns a salary range for each executive officer position. The salary range midpoints are targeted at the 50th percentile using all the competitive data discussed above.

       The Committee reviews and approves all salary ranges and salary changes for executive officers. In determining individual salary changes, the Committee uses its discretion after considering these factors: (1) individual performance of the executive (using a variety of measures), (2) position of the executive in the assigned pay range,
     (3) experience, and (4) the salary budget for the Company. Salaries of the executive officers on average are currently slightly above the median of the competitive data.

       Annual Incentive. The Company uses an annual incentive plan to focus management on leading the industry in financial performance and returns to shareholders. Each executive position is assigned a target bonus amount based on the competitive data. The targets vary by position, and range from 45 to 85 percent of base pay.

       The measures of performance used for annual incentives are total return to shareholders (compared to selected industry competitors and the Standard & Poor's 500) and return on net assets compared to selected competitors.

       At the end of each year, the Committee determines a preliminary bonus pool for the executive group based on Company results against the performance measures. The Committee then uses its discretion to determine the final bonus pool and each individual executive officer's bonus. For 2000, the Committee established a funding pool of 217 percent of target based on results compared to the performance measures.

       Executives may defer all or a portion of their 2000 bonus into Weyerhaeuser share equivalents, with a 15 percent premium applied if they delay payment for at least 5 years. The deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

  Long-Term Incentive

       Stock Options. The primary purpose of the long-term incentive plan is to link management pay with the long-term interests of shareholders. The Committee is currently using stock options to achieve that link. The issuance of options at 100 percent of the fair market value assures that executives will receive a benefit only when the stock price increases.

       The Committee establishes a target level of stock options for each executive position. The target level is based on competitive data indicating the estimated median value of long-term compensation. In determining annual stock option grants, the Committee uses its discretion to make an award above or below target based on evaluation of the individual's performance, the individual's potential to improve shareholder value and the number of shares granted to the individual in the previous three years.

  Stock Ownership Requirements

       During 1996, the Company and the Committee established guidelines for executive stock ownership. The guidelines require executive officers to acquire, over a five-year period, a multiple of their base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive's salary level, and range from one to three times base salary. Ownership is based on common shares held, stock equivalents (through the bonus deferral program described under "Annual Incentive" above) and shares held via the Company's qualified benefit plans.

  Deductibility of Compensation

       The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code, which limit the deductibility of compensation paid to each named executive to $1 million. To the extent possible, the Committee intends to preserve deductibility but may choose to provide compensation that is not deductible in order to attract, retain and reward high-performing executives.


  CEO Compensation

       The chief executive officer's compensation is determined based on the principles described above. Mr. Rogel's annual base salary is $1,000,000. This level is 100 percent of the median salary for CEOs of companies in the industry comparison group.

       The target annual bonus award for the chief executive officer position is 85 percent of base salary. The Board determines Mr. Rogel's annual bonus award based on three factors. The factors are the Company's annual return on net assets compared to industry competitors, total shareholder return compared to industry competitors and the S&P 500, and the Board's evaluation of his performance in relation to annual goals agreed to in advance with the Compensation Committee. Mr. Rogel received an annual cash award for 2000 of $1,900,000, which represents 224 percent of his target award under the annual incentive plan, reflecting the exceptional performance Weyerhaeuser had in the year 2000.

       For the long-term component of compensation, an award of 175,000 stock options was granted to Mr. Rogel in 2000. Based on competitive market data, this grant is within the competitive range of long-term incentive grants for CEOs in the forest products industry.

     James N. Sullivan                      W. John Driscoll
     Chairman

     John I. Kieckhefer                     Arnold G. Langbo

Audit Committee Report

       The Audit Committee is composed of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter revised by the Committee in 2000. The charter is attached as Appendix A.

       Management is responsible for the Company's internal controls and the financial reporting process. Arthur Andersen LLP, the Company's independent accountants, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

       In this context, the Committee has discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed the written report with that firm and its independence from the Company.

       The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

       Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Committee has also recommended the selection of Arthur Andersen LLP as the Company's independent auditors for 2001.

     William D. Ruckelshaus                 Robert J. Herbold
     Chairman

     Martha R. Ingram                       Donald F. Mazankowski

Compensation Committee Interlocks and Insider Participation

       Messers. Driscoll, Kieckhefer, Langbo and Sullivan served as members of the Compensation Committee during 2000. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2000 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

       Trusts for the benefit of Mr. Kieckhefer and members of his immediate family have associated themselves with trusts for the benefit of his extended family into two family partnerships that owned limited partnership interests in Weyerhaeuser Windemere Partners, a real estate investment partnership. Weyerhaeuser Windemere Partners was managed by Weyerhaeuser Venture Company, a wholly-owned subsidiary of the Company. During 2000, the investment entities of which Weyerhaeuser Windemere Partners was the General Partner and Weyerhaeuser Windemere Partners itself liquidated their assets and were dissolved. As a result of the liquidations, each of the two partnerships in which trusts for the benefit of Mr. Kieckhefer and members of his family had ownership interests received distributions of capital and residual profits in the aggregate amount of approximately $6,561,200.

Summary Compensation Table

                                         Annual Compensation          Long-Term Compensation
                                   -------------------------------- ---------------------------
                                                                          Awards        Payouts
                                                                    ------------------- -------
                                                          Other     Restricted                  All Other
                                                          Annual      Stock    Options/  LTIP    Compen-
         Name and                   Salary     Bonus   Compensation  Award(s)    SARs   Payouts  sation
         Principal Position   Year    ($)       ($)       ($)(1)       ($)       (#)      ($)    ($)(2)
         ------------------------------------------------------------------------------------------------
         S. R. Rogel          2000 1,000,000 1,900,000      291        None    175,000   None    234,430
          Chairman/           1999   987,019 1,500,000      --         None    125,000   None    115,862
          President/CEO       1998   960,578   750,000      --         None     85,000   None      6,724

         R.C. Gozon           2000   512,788   721,952      487        None     38,000   None      9,430
          Executive VP        1999   446,058   523,085      --         None     38,000   None      7,800
                              1998   445,231   280,800      --         None     36,890   None      7,000

         W.R. Corbin          2000   512,788   721,952      --         None     38,000   None     32,969
          Executive VP        1999   446,058   523,085      --         None     38,000   None      7,800
                              1998   445,231   280,800      --         None     36,890   None      7,000

         W.C. Stivers         2000   453,677   595,012      340        None     31,000   None      9,430
          Executive           1999   402,745   424,643    3,797        None     31,000   None      7,800
          VP/CFO              1998   402,866   228,700      --         None     30,600   None      7,000

         R.E. Hanson          2000   402,106   480,224      --         None     20,500   None     52,209
          Senior VP           1999   269,908   285,192      --         None     20,500   None     28,779
                              1998   230,155   139,859      --         None     12,568   None      9,100
         ------------------------------------------------------------------------------------------------

       (1) Amounts in this column are: (a) that portion of interest above market rates (as defined by the SEC) paid on that compensation voluntarily deferred by the individuals; and (b) tax gross-up payments.

       (2) Amounts in this column are: (a) the Company contribution to qualified 401(k) and profit sharing plan accounts; (b) the premium amount credited to the executive's deferred compensation account based on the bonus amount deferred as common share equivalents.

                Comparison of Five-Year Cumulative Total Return
     Weyerhaeuser Company, S&P 500, and S&P Paper and Forest Products Group

                              [PERFORMANCE CHART]

Measurement Period                          S&P          S&P
(Fiscal Year Covered)        WEYERHAEUSER   500 INDEX    PAPER & FOREST
-------------------          ------------   ---------    --------------
Measurement
Pt-12/95                     $100.00        $100.00      $100.00
FYE  12/96                   $113.44        $122.89      $110.58
FYE  12/97                   $121.23        $163.85      $118.59
FYE  12/98                   $129.76        $210.58      $120.90
FYE  12/99                   $188.12        $254.83      $168.92
FYE  12/00                   $137.54        $231.62      $138.40


      Assumes $100 invested on December 31, 1995 in Weyerhaeuser common stock, S&P 500, and S&P's Paper and Forest Products Group
      - Total return assumes dividends are reinvested quarterly
      - Market returns are adjusted for spinoffs and/or any other special dividends
      - Measurement dates are the last trading day of the calendar year shown
      - S&P's Paper and Forest Products Group: Boise Cascade, Georgia-Pacific, International Paper, Louisiana-Pacific, Mead, Potlatch, Westvaco, Weyerhaeuser and Willamette

Option/SAR Grants In Last Fiscal Year

                                                            Individual Grants
                                  ---------------------------------------------------------------------
                                                    % of Total
                                       No. of      Options/SARs
                                     Securities     Granted to
                                     Underlying    Employees in Exercise or               Grant Date
                   Name             Options/SARs   Fiscal Year  Base Price  Expiration Present Value(2)
                   (A)            Granted(1)(#)(B)    (%)(C)      ($)(D)     Date (E)       ($)(F)
         ----------------------------------------------------------------------------------------------
         S. R. Rogel.............     175,000          9.00      53.03125    02/09/10     3,598,000
         R. C. Gozon.............      38,000          1.95      53.03125    02/09/10       781,280
         W. R. Corbin............      38,000          1.95      53.03125    02/09/10       781,280
         W. C. Stivers...........      31,000          1.59      53.03125    02/09/10       637,360
         R. E. Hanson............      20,500          1.05      53.03125    02/09/10       421,480
         ----------------------------------------------------------------------------------------------

       (1) Options granted in 2000 are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

       (2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

            . An exercise price on the option of $53.03125 equal to the fair market value of the underlying stock on the grant date.

            . An option term of ten years.

            . An interest rate of 6.52 percent that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.

            . Volatility of 35.20 percent calculated using daily stock prices for the three-year period prior to the grant date.

            . Dividends at the rate of $1.60 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

       The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                             Number of Securities      Value of Unexercised
                                                            Underlying Unexercised   in-the-Money Options/SARs
                                                            Options/SARs at FY-End         at FY-End(2)
                                                           ------------------------- -------------------------
                                  Shares Acquired  Value
                                  on Exercise(1)  Realized Exercisable Unexercisable Exercisable Unexercisable
         Name                           (#)         ($)        (#)          (#)          ($)          ($)
         -----------------------------------------------------------------------------------------------------
         S.R. Rogel..............       --          --       42,500       492,500       11,953      11,953
         R.C. Gozon..............       --          --       97,500       105,390      650,157      46,407
         W.R. Corbin.............       --          --       97,500       105,390      391,407      46,407
         W.C. Stivers............       --          --       38,250        86,350      147,048      38,672
         R.E. Hanson.............       --          --       22,050        50,618      102,397      11,166
         -----------------------------------------------------------------------------------------------------

       (1)  Number of securities underlying options/SARs exercised.

       (2)  Based on a fair market value at fiscal year end of $51.375.

Pension Plan Table

                           Estimated Annual Retirement Benefit(1)
         -----------------------------------------------------------------------------
           Average Annual                         Years of Service
         Compensation during   -------------------------------------------------------
           Highest 5 Years       15      20       25        30        35        40
         -----------------------------------------------------------------------------
          $  400,000            87,209 116,279   145,349   174,418   203,858   223,488
             500,000           109,709 146,279   182,849   219,418   255,358   280,988
             600,000           132,209 176,279   220,349   264,418   308,858   338,488
             700,000           154,709 206,279   257,849   309,418   360,358   395,988
             900,000           199,709 266,279   332,849   399,418   465,358   510,988
           1,000,000           222,209 296,279   370,349   444,418   518,858   568,488
           1,300,000           289,709 386,279   482,849   579,418   675,358   740,988
           1,400,000           312,209 416,279   520,349   624,418   728,858   798,488
           2,000,000           447,209 596,279   745,349   894,418 1,043,858 1,143,488
           2,500,000           559,709 746,279   932,849 1,119,418 1,305,358 1,430,988
           3,000,000           672,209 896,279 1,120,349 1,344,418 1,568,488 1,718,488
         -----------------------------------------------------------------------------

        (1) Estimated annual benefits payable upon retirement at age 65 (before giving effect to applicable Social Security benefits) under the Retirement Plan and Supplemental Retirement Plan to individuals having the specified years of credited service and the indicated average annual salaries.

       The Company's Retirement Plan for Salaried Employees (the "Retirement Plan") is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. The annual retirement benefit payable upon normal retirement is equal to (i) 1% of the participant's average annual salary for the highest five consecutive years during the ten calendar years before retirement multiplied by years of credited service, plus (ii) .5% of such highest average annual salary in excess of the participant's Social Security wage base (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service (limited to 35 years). The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 with less than 30 years of vesting service, to 100% at age 62. The number of years of credited service is limited to 35. Joint and survivor elections may be made under the Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $135,000 (subject to adjustment) or (ii) 100% of the participant's average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement.

       Employees nominated by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the "Supplemental Plan"). Supplemental Plan benefits, which are paid outside the Retirement Plan from the general funds of the Company, are determined by applying to incentive compensation paid in the five highest consecutive calendar years during the ten calendar years before retirement of total compensation (base salary plus any award under the Company's incentive compensation plans) the formula for determining Retirement Plan benefits. The Supplemental Plan also includes benefits which exceed the Internal Revenue Code limitations described above.

       If each of the executive officers named in the Summary Compensation table had retired in 2000, the five-year average compensation used to calculate retirement benefits would average

     57% of total compensation set forth in such table and the final average compensation used to calculate retirement benefits for the named individuals in the table would have been, respectively, S.R. Rogel, $1,732,532, R.C. Gozon, $711,899, W.R. Corbin, $711,899, W.C. Stivers,
     $614,975, and R.E. Hanson, $367,291. The credited years of service for those individuals in the table are, respectively, 28.6, 6.6, 13.5, 30.2 and 31.7 years.

Change in Control and Severance Agreements

       The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the six full calendar month period prior to or 24 calendar months following the effective date of a change in control of the Company, the officer's employment is terminated (i) by the Company or its successor for reasons other than cause, mandatory retirement, disability or death, or
     (ii) by the officer if there has been (a) a material reduction in the officer's position existing prior to the change in control; (b) a requirement that the officer be based in a location which is at least 50 miles farther from the company's headquarters than was the officer's primary residence immediately prior to the change in control; (c) a reduction by the company in the officer's base salary as of the effective date; or (d) a material reduction in the officer's level of participation in any of the company's short- or long-term incentive compensation plans. In these circumstances, the officer will receive
     (a) an amount equal to three times the highest rate of the officer's annualized base salary rate in effect prior to the change in control;
     (b) three times the officer's target annual bonus established for the bonus plan year in which the officer's date of termination occurs;
     (c) an amount equal to the officer's unpaid base salary and accrued vacation pay through the effective date of termination; (d) the officer's unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer's termination; (e) continuation of the group term life insurance for the officer for six months, (f) full vesting of the officer's benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer's employment continues following the officer's termination date for three full years; (g) an amount equal to the value of any premiums on share equivalents forfeited under the Comprehensive Incentive Compensation Plan in connection with the officer's termination, and (h) an amount necessary to offset any federal excise and related income taxes payable by the officer on all payments received under the agreement, unless such amount is less than $50,000 in which case the officer's benefits under the agreement are capped at the maximum amount that may be paid without incurring such excise taxes. In addition, in accordance with the terms of the company's long term incentive plans, in the event of a change in control of the Company all outstanding stock options held by the officer shall become exercisable.

       The agreements with each of the Company's executive officers provide for severance benefits if the executive's employment is terminated when there is no change in control unless the termination is for cause, death, disability or voluntary termination of employment by the executive. The severance benefit payable is an amount equal to (a) one and one-half times the highest base salary rate paid to the executive prior to termination; (b) one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs; (c) the amount of the executives unpaid base salary and accrued vacation pay through the date of termination; and (d) the officer's unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer's termination. The severance benefit payable to Mr. Rogel where there is no change in control is the same as described above except that the amount in (a) is two times the highest base salary rate and the amount in (b) is two times the target annual bonus.

       Pursuant to an agreement with Mr. Corbin, the Company's Executive Vice President, Timberlands & Distribution, who joined the Company in 1992, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Retirement Plan but providing that during the first five years of service with the Company, he will receive two years of service credit for vesting and benefit calculation for each year of service with the Company. Prior to joining the Company, Mr. Corbin had been employed with International Paper Company as vice president and general manager of land and timber and president of IP Timberlands, Ltd.

       Pursuant to an agreement with Mr. Gozon, who became the Company's Executive Vice President, Pulp, Paper & Packaging in 1994, his pension and post-retirement health benefits will be calculated based on at least ten years of service if he leaves the Company after age 65. Prior to joining the Company, Mr. Gozon had been employed by Alco Standard Corporation, most recently in the position of president and chief operating officer.

       Pursuant to an agreement with Mr. Rogel, who became the Company's President and Chief Executive Officer on December 1, 1997, his initial annual salary was $925,000 and he is a participant in the incentive compensation plan for the Company's senior executives. His bonus is determined in three components, each to be given equal weight. The first component is a short-term incentive calculated based on the Company's annual return on net assets compared to industry competitors. The second is an intermediate-term incentive calculated based on total shareholder return compared to industry competitors and the S&P 500. The third component is based on the Board's evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee. The agreement provided that his 2000 bonus would be calculated as described above, but would not be less than $550,000. He received $503,944 to compensate for stock options and restricted stock forfeited upon leaving his prior employment, the entire amount of which was deferred into common share equivalents under the Company's deferred compensation plan. As he chose to defer payment for at least five years, he was entitled to a 15% premium on the amount deferred into common share equivalents. He received a stock option grant of 150,000 shares on his first day of employment with the Company and he is a participant in the Company's Long-Term Incentive Compensation Plan. He is also entitled to other benefits generally available to the Company's top management team and is subject to the share ownership guidelines for those employees.

       Pursuant to the agreement with Mr. Rogel, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Company's Salaried and Supplemental Retirement Plans using his original hire date with his prior employer in 1972, less benefits paid to him under the Company's Retirement Plans and his prior employer's retirement plan. He received relocation benefits under the company's employee relocation programs. Prior to joining the Company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc.

Item 2. -- Shareholder Proposal Relating to Disclosure of Environmental Liabilities

       The Sisters of the Humility of Mary, Villa Maria Community Center, Villa Maria, Pennsylvania, 16155, a shareholder, have stated their intention to present a proposal at the 2001 annual meeting. In accordance with applicable rules of the Securities and Exchange Commission, the proposal of such shareholder (for which neither the Company or its Board of Directors has any responsibility) is set forth below:

          WHEREAS:

       Our company has environmental policies and programs designed both to comply with environmental laws and to protect the company from environmental liability;

       The World Resources Institute published a report entitled Pure
     Profit: the Financial Implications of Environmental Performance which analyzed 13 pulp and paper companies (including Weyerhaeuser);

       The World Resources Institute (WRI) is an Independent, non-profit research center. WRI's Chairman is William D. Ruckelshaus, former head of the Environmental Protection Agency under presidents Richard Nixon and Ronald Reagan, and for 10 years Senior Vice President of Corporate Affairs for Weyerhaeuser Corporation;

       The Pure Profit report won the Moskowitz Prize, a juried award for papers of academic excellence, and was chosen for presentation at the University of North Carolina Kenan-Flagier Business School Greening of Industry conference. It was funded in part by the Environmental Protection Agency (EPA), the MacArthur Foundation, and the Heinz Endowment;

       The American Forest & Paper Association (AF&PA) and leading pulp and paper companies cooperated on the Pure Profit report by helping to identify environmental risks, their potential significance and likelihood. In addition, published literature was researched, the EPA and other governmental agencies were consulted, and numerous environmental scientists, industry consultants, academics, and non-governmental organizations gave input;

       The Pure Profit report used forward-looking financial analysis and standard investment decision-making techniques to measure financial exposure to environmental risk. These established methodologies were pioneered in the 1970's and have since become valuable corporate decision-making tools;

       The realization of environmental risks can affect revenues, cash flows, or asset values of most companies in the pulp and paper industry. The present value of these future costs and liabilities (discounted at average industry capital costs) was for most of the 13 companies analyzed over 5%--and for three companies over 10%--of then-current market capitalization;

       Although Pure Profit states that Weyerhaeuser was included, the report does not identify by name of company the rankings of the 13 companies analyzed, and therefore does not disclose the magnitude of the investment risk specifically related to our company;

       Liabilities of the magnitude identified and discussed by the Pure Profit report could, we believe, have major impacts on corporate earnings and dividends, cause the company's insurance rates to escalate, and jeopardize that company's bond credit ratings, thereby significantly increasing borrowing costs for any company so affected;

       Our company, even though it must be aware of the exposures suggested by the Pure Profit report, has not comprehensively disclosed or discussed them with shareholders;

       THEREFORE, be it resolved, shareholders request the Board to prepare by six months after the stockholders meeting (at reasonable expense and excluding proprietary information) a report on the current status of the issues raised in the Pure Profit report as they affect our company. Included in this report should be a description of Weyerhaeuser's own liability projection methodology (if different) and an assessment of other major environmental risks, such as those created by climate change.

The Company's Response to the Shareholder Proposal--Item 2

       The Company takes seriously its obligation to disclose environmental liabilities known to management that are reasonably likely to have a material effect on the Company's operating results or financial condition. To that end, the Company has made a concerted effort to develop reliable methodologies for determining potential liabilities, including environmental liabilities. Based on these methodologies, the Company regularly evaluates potential liabilities arising from remediation activity and the sufficiency of the reserves established for them, consistent with standard accounting procedures and SEC requirements. The results of that evaluation and the amounts reserved are disclosed in the Company's periodic reports to shareholders. Additionally, the Company reports on legal proceedings arising from environmental compliance-related matters involving local, state or federal governments. The Company also evaluates, and routinely discloses to shareholders, environmental matters that could significantly affect the company's operating costs or operations, including significant changes in environmental laws, regulation or government policy. Examples of recent discussions include the Cluster Rule, endangered species regulations and forest practices regulations.

       The Company is confident that its analysis of financial risk from changes in environmental laws, regulations and public policy and its assessment of potential environmental liabilities provide a solid basis for its disclosure to its shareholders. Changes to government policies, particularly in the environmental area, are subject to intense debate involving a variety of stakeholders and the analysis of the likelihood and the potential economic effect of such changes varies significantly as the government considers differing stakeholders responses. Evaluations of potential environmental and financial effects before a specific law, regulation or change in government policy is close to being finalized are highly speculative.

       The Company has already disclosed in its periodic reports to shareholders many of the potential environmental exposures discussed by the report referenced in the shareholder proposal. The company also presents its position on many of these issues in publications such as Weyerhaeuser Fact Sheets and the Annual Environmental Performance Report, both of which are publicly available on the Company's web site. The Company believes that its current disclosure of environmental liabilities meets not only the technical requirements of the SEC disclosure rules, but also the spirit in which these rules were promulgated. The Company believes that the report requested in the shareholder proposal would not add any incremental value to the methodology already used or the information already furnished to shareholders.

       The Board recommends a vote AGAINST this proposal.

Item 3--Shareholder Proposal Relating to the Phase-out of Chlorine-based
Chemicals

       The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan, 49221-1793, a shareholder, have stated their intention to present a proposal at the 2001 annual meeting. Five groups, whose names and addresses will be supplied upon oral or written request to the Corporate Secretary of the Company, have co-sponsored the proposal. In accordance with applicable rules of the Securities and Exchange Commission, the proposal of such shareholders (for which neither the Company or its Board of Directors has any responsibility) is set forth below:

       REPORT on PHASE-OUT of CHLORINE-BASED CHEMICALS

       WHEREAS: Our company is a noted leader in pulp production, and has historically taken significant steps to reduce the discharges of unwanted toxins such as dioxin, furans and other chemicals that are dangerous to human and environmental health;

       The continued use of chlorine-dioxide creates dangerous and unnecessary chlorine-based pollution. Just in 1998 (the most recent figures available), Weyerhaeuser released over 900,000 pounds of chlorine, chlorine-dioxide, chloroform and hydrochloric acid into the environment from its pulp mills in the U.S. alone;

       Dangerous chlorine-based pollutants accumulate in humans and other living organisms--their concentrations increasing each step up the food chain. The young of every species--including our children--are especially threatened due to their smaller size, habits, and bodily development. Minute exposures lead to: Cancer, Birth Defects, Learning Impairment, Reproductive Failure, Hormone Disruption.

       Scientific Developments

       In Dioxin: Draft Reassessment (2000) the Environmental Protection Agency (EPA) reports (emphases added):

       . Dioxin and related compounds are considered "likely" to present a cancer hazard to humans;

       .  Humans and their offspring "......respond with a broad spectrum of negative effects from exposure to dioxins and related compounds.
          .....There is reason to infer that these effects may occur for all dioxin-like compounds;"

       .  "Potentially adverse effects have been reported .... from exposure to dioxin and related compounds in human populations at or near average current background population levels . . .;"

       . ". . . the biological system responds to the cumulative exposure to other dioxin-like chemicals instead of exposure to any single dioxin-like compound;"

       . EPA's cancer risk estimate for dioxin is now as high as 1-in-100, increased ten-fold from 1-in-1000 just six years ago;

       . Dioxin exposure to infants from breast-feeding is 100 times higher than the average adult's exposure, equivalent to 10% of an adult's entire lifetime intake.

       The EPA's findings indicate there is no margin of safety for continued exposure to the types of chemicals our company's mills produce, and we believe that no more of these toxins should be released when alternatives exist.

       Dioxin, dioxin-like compounds and other chlorinated compounds are unwanted by-products of our company's chlorine-dioxide based bleaching and combustion processes. Totally chlorine free (TCF) technologies eliminate all chlorinated bleaching agents, thus preventing chlorine atoms from forming dioxin-like pollutants.

       RESOLVED: Shareholders request that the Board of Directors report by the 2002 annual meeting on a review of our company's bleach processes, detailing the steps required to phase out the use of all chlorinated bleaching agents.

       Supporting Statement

       Proponents request that the report: list the bleaching processes used at our company's mills; detail what alternate bleaching processes have been evaluated; highlight the savings to our company and shareholders that will be derived from avoiding toxic pollution and related pollution prevention and monitoring costs; and include an action plan and timetable for implementing a phase-out of all chlorinated bleaching within 10 years.

The Company's Response to the Shareholder Proposal--Item 3

       The Company's core value of citizenship requires us to support the communities where we do business, valuing human health, holding ourselves to the highest standards of ethical conduct and environmental responsibility, and communicating openly with employees and the public. This value is reflected in the Company's Environmental Core Policy in which the Company commits to "to continuously improve our environmental performance wherever we do business." One of the Company's three environmental goals is to reduce pollution, which will be achieved by "continuously improving our processes for reducing wastes and emissions to the environment."

       The company is aware of concerns about the use of chlorine in bleaching and the subsequent pollution by-products. The Company believes the process technology it uses at this time achieves the environmental objectives of our environmental policy. Changes to fundamental process technology must be considered carefully and the optimum solution must be based on an evaluation of: safety, business strategic objectives, customer requirements, and environmental effects. After considering all these factors, the Company eliminated elemental chlorine for pulp and paper bleaching throughout its mills in the United States and Canada, completing the move to elemental chlorine free ("ECF") technology by 1998. The Company has installed advanced technology such as oxygen delignification and extended cooking of pulp chips in the digester at most of its bleached mills.

       ECF technology, by substituting chlorine dioxide as a bleaching agent for elemental chlorine, greatly reduces the incidental creation of unwanted by-products such as dioxin, furan, and other chlorinated organic compounds. After years of study, in 1998, the Environmental Protection Agency ("EPA"), designated ECF technology as the "best available technology" for bleached kraft pulp manufacturers, determining that ECF technology "achieves greater environmental benefits than any other economically achievable technology considered by EPA . . . ."

       The Company believes, on the other hand, that totally chlorine free ("TCF") technology does not fit either its business strategic objectives or its customers' requirements at its bleached kraft mills. The market for ECF pulp is much larger than for TCF pulp and continues to grow. According to the Alliance for Environmental Technology ("AET"), by the end of 1999, global ECF production totaled more than 62% of the world market share and was growing at an annual rate of approximately 15% a year, while TCF remained steady at approximately 6% of world bleached chemical pulp production. In North American markets, ECF represents over 70% of bleached chemical pulp production and there is no growth in TCF production. In addition, a recent life cycle assessment cited by AET concluded that "TCF products had inferior reinforcing properties (i 10%) "which required an additional 10% softwood kraft pulp when running TCF (to compensate for loss of strength)." Moreover, TCF technology generally costs more per ton to produce pulp than ECF technology. Finally, use of TCF technology does not achieve significantly greater environmental benefits.

       Weyerhaeuser is proud of its environmental performance. The advanced bleaching technologies used by the Company further reduce the generation of dioxin, furan and other chlorinated compounds. In this way, the Company provides pollution reduction benefits that go beyond ECF bleaching. The Company makes competitive pulp products while significantly reducing environmental effects by its use of ECF and advanced pulping and bleaching technologies.

       The Board recommends a vote AGAINST this proposal.

Item 4. -- Shareholder Proposal Relating to a Classified Board

       Bartlett Naylor, 1255 North Buchanan, Arlington, VA 22205, a shareholder, has stated his intention to present a proposal at the 2001 annual meeting. In accordance with applicable rules of the Securities and Exchange Commission, the proposal of such shareholders (for which neither the Company nor its Board of Directors has any responsibility) is set forth below:

       RESOLVED: That Weyerhaeuser stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected."

       SUPPORTING STATEMENT: Our company's board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

       Last year, a clear majority of voting Weyerhaeuser shareholders supported this resolution. The board not only failed to adopt it, it failed to respond to a letter from the Council of Institutional Investors asking Weyerhaeuser's intentions. In justifying its current board structure, Weyerhaeuser has pointed to supportive votes in 1985 and 1996. It is ironic that shareholders of 1985 enjoy more say over our company's governance than current shareholders.

       It is further ironic that our company should apply such obligation to history, given that the core of Weyerhaeuser's assets derive from land granted as subsidies to build the transcontinental railroads. Those railroad lands were intended to be sold to homesteaders.

       Indeed, Weyerhaeuser seems to live in the Old Economy that survived on seemingly endless natural resources, government subsidy, etc. The New Economy, including an increasingly "green" public and its elected officials, have grown restive with Weyerhaeuser. "Weyerhaeuser gets forested land, but what do taxpayers end up with?" declared a major series by the Seattle Times in 1998. This land exchange involves 30,000 acres of our company's mostly cut over lands for 4,300 acres of public lands with trees in the Green River watershed near Tacoma and Seattle. When our attorneys defended the Huckleberry land exchange before the federal courts, they acknowledged that Weyerhaeuser had already "certainly destroyed" forests recently received from the U.S. Forest Service in the swap. Our company lost this law suit, and suffered adverse publicity.

       A General Accounting Office report released in July, 2000 that revealed corrupted trading practices, highlighted the Huckleberry land exchange. This placed Weyerhaeuser on the front page of the Washington Post, further damaging our company's reputation over the matter of land exchanges with the federal government.

       The New Economy has proven that shareholder value must be generated by an enlightened view of the environment. In 1985, Weyerhaeuser stood tall on the corporate horizon of the Northwest. Now it casts a pale shadow among other Seattle companies that hardly existed in 1985. Or consider Home Depot, which went public that year, and has since created ten times the market value of Weyerhaeuser: This company has pledged to sell no wood products from old growth trees.

       Many companies insulated themselves from New Economy with a classified board. Those with annual elections boast about their accountability. I urge you to vote FOR this resolution.

The Company's Response to the Shareholder Proposal--Item 4

       At the Company's April 2000 annual shareholder meeting, we stated that we recognized that many shareholders, particularly institutional shareholders, would prefer that we institute a different structure for director terms and because we take these shareholder concerns seriously the Weyerhaeuser Board of Directors would review the classified board structure before the next annual shareholder meeting. At its December 2000 meeting the Board of Directors reviewed the structure in detail and, after careful consideration, determined that retention of the classified board is in the best interest of the Company and its collective shareholders.

       The Weyerhaeuser Board believes that a classified board structure provides an effective balance between ensuring continuity of knowledge and experience on the Board and the need for director accountability. Continuity of knowledge and experience have a stabilizing and beneficial effect on the management of the business and affairs of the Company and contribute to more effective long-term planning and strategic thinking. At the same time, electing directors to three-year terms does not reduce director accountability to the shareholders because the Company's shareholders would be able to replace at least a third of the directors at any annual meeting and the entire board in slightly over two years. The Board also fosters director accountability by aligning the directors' own interests with the interests of the shareholders through the directors' compensation program. A majority of each director's compensation is automatically placed in a common share equivalents account under a fee deferral plan, and is payable, based on the value of the Company's common stock, only after termination of the director's board service. This equity-based compensation provides a continuing incentive to the directors to promote the Company's long-term success.

       The Board also understands, based on a report from the Company's financial advisors, that a classified board does not decrease shareholder value. In fact, it can increase shareholder value because a classified board structure can reduce a third party's ability to accomplish sudden or surprise changes in corporate direction without negotiating. This encourages any person who might seek to acquire control of the Company to negotiate with the Board and would help give the Board the necessary time to evaluate any proposal, study alternatives and seek the best result for all shareholders.

       Although the proposal addresses the mechanics of electing directors, the statement in support of the proposal takes issue with land purchases by Weyerhaeuser 100 years ago, focuses on poor publicity Weyerhaeuser received over two years ago and implies that Weyerhaeuser survives only as a result of "seemingly endless natural resources, government subsidies, etc."

       Weyerhaeuser is proud of its long history as a leader in sustainable management of timberlands and of its environmentally responsive practices. The company adheres to the Sustainable Forestry Initiative of the American Forest & Paper Association ("AF&PA"). In addition, since 1900 the Company has led many important developments in sustainable forestry, including long-term forest ownership, cooperative wild fire prevention, prompt reforestation, high yield practices and protection of water, wildlife and other natural resources. Our Company was among the first forest products companies to adopt an environmental policy in 1970. More recently, we have made a commitment to ensure all of our operations, including timberlands, have implemented environmental management systems.

       The Huckleberry Land Exchange was negotiated over 12 years between Weyerhaeuser, government agencies, and various interest groups, including environmental groups. It provided an opportunity for improved public land management, allowed public access to prime recreational areas, such as the 2,000 acres donated to the Alpine Lakes Wilderness area, and added thousands of scenic acres and several mountain lakes to lands owned by the public. This exchange earned the support of the Sierra Club, the Alpine Lakes Protection Society, The Mountaineers, North Cascades Conservation Council and the Washington Environmental Council. The Company believes the Exchange was a win-win for the Company and the public.

       Weyerhaeuser's environmental stewardship practices have resulted in the Company being the only North American forest products company named to the Dow Jones Sustainability Group Index this year, noted as the top North American company in Innovest's Forest Product's Industry Ecovalue 21TM March 2000 report, and the Company's selection as a major supplier to The Home Depot, whose good judgment and performance is praised in the written supporting statement for this shareholder proposal. The Company takes environmental stewardship seriously, and the examples cited above provide validation of that commitment.

       The Board recommends a vote AGAINST this proposal.

Policy On Confidential Proxy Voting and Independent Tabulation and Inspection of Elections

       The Board of Directors, on February 12, 1991, adopted a Confidential Voting Policy the text of which is as follows:

       It is the policy of this corporation that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders shall be kept permanently confidential and shall not be disclosed to this corporation, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

       Proxy cards and other voting materials that identify shareholders shall be returned to the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate.

       The tabulation process and results of shareholder votes shall be inspected by the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate. Such inspectors shall certify in writing to this corporation's Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors' knowledge after diligent inquiry, carried out in compliance with this policy.

       The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and shall sign a statement certifying such compliance.

       In the event of any solicitation of a proxy (a "proxy contest") with respect to any of the securities of this corporation by a person (the "proponent") other than this corporation of which solicitation this corporation has actual notice, this corporation shall request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and this corporation shall not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing so to agree.

       This policy shall not operate to prohibit shareholders from disclosing the nature of their votes to this corporation or the Board of Directors if any shareholder so chooses or to impair free and voluntary communication between this corporation and its shareholders.

Transactions and Relationships

       Trusts for the benefit of Mr. Kieckhefer and members of his immediate family have associated themselves with trusts for the benefit of his extended family into two family partnerships that owned limited partnership interests in Weyerhaeuser Windemere Partners, a real estate investment partnership. Weyerhaeuser Windemere Partners was managed by Weyerhaeuser Venture Company, a wholly-owned subsidiary of the Company. During 2000, the investment entities of which Weyerhaeuser Windemere Partners was the General Partner and Weyerhaeuser Windemere Partners itself liquidated their assets and were dissolved. As a result of the liquidations, each of the two partnerships in which trusts for the benefit of Mr. Kieckhefer and members of his family had ownership interests received distributions of capital and residual profits in the aggregate amount of approximately $6,561,200.

       The Estate of E. Bronson Ingram, in which Mrs. Ingram has a beneficial interest, also owned limited partnership interests in Weyerhaeuser Windemere Partners and, upon the dissolution of the entity received distributions of capital and residual profits in the aggregate amount of approximately $816,500.

Relationships with Independent Public Accountants

       The firm of Arthur Andersen LLP, independent public accountants, has audited the accounts of the Company and subsidiaries for a number of years and has been selected to do so for 2001. Representatives of Arthur Andersen LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

       The Company was billed for professional services provided during fiscal year 2000 by Arthur Andersen LLP in the amounts set out in the following table. The Audit Committee of the Board of Directors has considered the services rendered by Arthur Andersen LLP for services other than the audit of the Company's financial statements and has determined that the provision of these services is compatible with maintaining the firm's independence.

         Services Provided                                           Fee Amount
         ----------------------------------------------------------------------
         Audit Fees................................................. $2,619,955
         Financial Information Systems Design and Implementation
          Fees......................................................  4,827,766
         All Other Fees.............................................  1,523,110
                                                                     ----------
           Total.................................................... $8,970,831
         ----------------------------------------------------------------------

Expenses of Solicitation

       All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $16,500 for assistance by Georgeson Shareholder Communications, Inc. in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

Other Business

       The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

Future Shareholder Proposals and Nominations

       Shareholder proposals intended to be presented at the Company's 2002 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, P.O. Box 9777, Federal Way, WA 98063-9777, attention of the Corporate Secretary, on or before November 5, 2001.

       The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever first occurs. Any notice to the Secretary must include: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
     (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, in which event, the officer will announce that determination to the meeting and the defective nomination will be disregarded.

       To be brought before an annual meeting by a shareholder, business must be appropriate for consideration at an annual meeting and must be properly brought before the meeting. Business will have been properly brought before the annual meeting by a shareholder if the shareholder has given timely notice thereof in writing to the Secretary of the Company and has complied with any other applicable requirements. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which notice of the meeting date was mailed or publicly disclosed was made, whichever first occurs. Any notice to the Secretary must include as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the name, class or series and number of shares of the Company that are owned by the shareholder, and (z) any material interest of the shareholder in such business. Public disclosure of the date of the 2001 annual meeting of shareholders was made in the enclosure with the dividend, which was mailed to shareholders in November, 2000. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2001 annual meeting is April 16, 2002.

     For the Board of Directors

     CLAIRE S. GRACE
     Corporate Secretary
     Federal Way, Washington,
     March 8, 2001

       A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing to Investor Relations, Weyerhaeuser Company, CH 1K35C, P.O. Box 9777, Federal Way, WA 98063-9777.

                                   APPENDIX A

                              Weyerhaeuser Company
                            Audit Committee Charter
--------------------------------------------------------------------------------

Organization

       The Committee shall consist of at least three Directors including a Chairperson. The Committee shall include only independent Directors as defined by the New York Stock Exchange. Each member of the Committee shall be financially literate and at least one member of the Committee must have accounting or related financial management expertise as the foregoing qualifications are interpreted by the Board of Directors ("Board") in its business judgment.

Statement of Policy

       The Committee shall, through regular or special meetings with management, the Director of Internal Audit and the Company's independent auditor, provide oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Board or the Committee Chairperson deems appropriate.

Responsibilities

       The Committee shall be responsible for the oversight of the Company's independent auditor, who is accountable to the Committee and the Board. The Committee shall recommend to the Board the appointment of the Company's independent auditor, shall evaluate, review and report to the Board on the activities and independence of the independent auditor; and, if appropriate, shall recommend the replacement of the independent auditor. The Committee shall: (1) ensure that the independent auditor provides annually to the Committee a formal written statement disclosing all relationships between the independent auditor and the Company, (2) actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and (3) recommend that the Board take appropriate actions in response to the independent auditor's report to satisfy itself of the independent auditor's independence.

       The Committee shall review:

       1. annual audit plans of the Director of Internal Audit and the independent auditor;

       2. the results of the internal and the independent auditors' activities including their conclusions, significant findings, and recommendations, and related management responses;

       3. the Company's accounting and financial reporting practices, annual report to shareholders and significant SEC filings;

       4.  adequacy and effectiveness of internal controls;

       5.  compliance with legal business policies and regulatory requirements;

       6. the continued adequacy of this Audit Committee Charter on an annual basis; and

       7. such other matters as the Board or the Committee considers appropriate.

       The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for the independent audit of those financial statements. Additionally, the Committee recognizes that financial management including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

       With regard to the SEC Form 10-K, prior to its filing, the Committee Chairperson and/or his or her Committee designee(s), in addition to the assessment of the independent auditor's independence, shall review and discuss the audited financial statements with management, and discuss with the independent auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee shall report to the Board and to the shareholders whether, based on such reviews and discussions, it recommends to the Board that the most recent year's audited financial statements be included in the Company's SEC Form 10-K to be filed with the SEC.

       With regard to the SEC Form 10-Q, the Chairperson and/or his or her Committee designee(s) shall review the document with management and the independent auditor prior to its filing.

       The Committee shall meet privately (without members of management present) and separately with the Director of Internal Audit and the independent auditor at least once each year and, when requested, with the Company's General Counsel.

       The Committee may cause an investigation to be made into any matter within the scope of its responsibility. The Committee may engage independent resources to assist in its investigations, as it deems necessary.

       The Committee Chairperson shall make regular reports to the Board on the Committee's activities.

              This proxy statement was printed on Weyerhaeuser
              Cougar Opaque 40-pound. The entire report can be recycled. Thank you for recycling.

                                [LOGO OF RECYCLE]

[MAP TO CORPORATE HEADQUARTERS]

                        TO REACH CORPORATE HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from city center, following the "Tacoma/Portland" signs. Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the "Tacoma/Portland" signs and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway, go past two streets on the right to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the light at S. 336th. Turn left, drive approximately 1 block, and turn right into the East Entrance and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Hiway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

                              [WEYERHAEUSER LOGO]

                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 17, 2001

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven R. Rogel, William D. Ruckelshaus and Martha R. Ingram, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Tuesday, April 17, 2001 at 9 a.m., and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), Weyerhaeuser Company Ltd. Investment Growth, or Performance Share Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

       (Continued, and to be marked, dated and signed on the other side)


                           . FOLD AND DETACH HERE .

             You can now access your Weyerhaeuser account online.

Access your Weyerhaeuser shareholder account online via Investor
ServiceDirect/SM/ (ISD).

Mellon Investor Services, agent for Weyerhaeuser Shareholder Services, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

      .  View account status
      .  View certificate history
      .  View book-entry information
      .  View payment history for dividends
      .  Make address changes
      .  Obtain a duplicate 1099 tax form
      .  Establish/change your PIN

             Visit us on the web at http://www.mellon-investor.com
                and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect/SM/ is currently only available for domestic individual and joint accounts.

      .  SSN
      .  PIN
      .  Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

      .  SSN
      .  PIN
      .  Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

      .  Certificate History
      .  Book-Entry Information
      .  Issue Certificate
      .  Payment History
      .  Address Change
      .  Duplicate 1099

             For Technical Assistance Call 1-877-978-7778 between
                      9am-7pm Monday-Friday Eastern Time

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                              Please mark
                                                              your votes as  [X]
                                                              indicated in
                                                              this example

The Board of Directors recommends a vote "FOR" all nominees in Item 1.

ITEM 1 - Election of Directors
         Nominees:
         01.  Steven R. Rogel
         02.  William D. Ruckelshaus
         03.  Richard H. Sinkfield
         04.  James N. Sullivan

                                         WITHHELD
                             FOR          FOR ALL
                             [ ]           [ ]

WITHHELD FOR: (Write that nominee's name in the space provided below.)


----------------------------------------------------------------------

The Board of Directors recommends a vote "AGAINST" Items 2, 3 and 4.


ITEM 2 - SHAREHOLDER PROPOSAL - DISCLOSURE OF ENVIRONMENTAL LIABILITIES

                                FOR  AGAINST  ABSTAIN
                                [ ]    [ ]      [ ]

ITEM 3 - SHAREHOLDER PROPOSAL - PHASE-OUT OF CHLORINE-BASED CHEMICALS

                                [ ]    [ ]      [ ]

ITEM 4 - SHAREHOLDER PROPOSAL - CLASSIFIED BOARD

                                [ ]    [ ]      [ ]

The proxies are authorized to vote in their discretion upon such other matters that may properly come before the meeting.

                                       "By checking the box to the right,    [ ]
                                       I consent to future access to the
                                       Annual Reports, Proxy Statements,
                                       prospectuses and other communications
                                       electronically via the Internet. I
                                       understand that the Company may no
                                       longer distribute printed materials
                                       to me for any future shareholder
                                       meeting until such consent is
                                       revoked. I understand that I may
                                       revoke this consent at any time by
                                       contacting the Company's transfer
                                       agent, Mellon Investor Services,
                                       Ridgefield Park, NJ and that costs
                                       normally associated with electronic
                                       access, such as usage and telephone
                                       charges, will be my responsibility."

                                          (Please disregard if you have
                                         previously provided your consent
                                                    decision.)


Signature                     Signature                     Date
         ---------------------         ---------------------    ----------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                           . FOLD AND DETACH HERE .

                     Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.


                                   Internet
                         http://www.proxyvoting.com/WY

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

                                      OR

                                   Telephone
                                1-800-840-1208

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                      OR

                                     Mail

                              Mark, sign and date
                                your proxy card
                                      and
                               return it in the
                             enclosed postage-paid
                                   envelope.

             If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.